Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES RECORD

REVENUE IN SECOND QUARTER

Company Earns $0.01 Per Diluted Share, Exceeding EPS Expectations;

Issues Improved EPS Guidance for Full Year

Minneapolis, August 4, 2004—Vital Images, Inc. (NASDAQ: VTAL), a medical imaging software company, today reported record total revenue for the second quarter ended June 30, 2004 of $8.0 million versus $7.5 million in the year-ago period, a 6 percent increase. In the 2004 second quarter, Vital Images reported net earnings of $95,000, or $0.01 per diluted share, which includes $327,000 in costs related to the amortization of intangible assets purchased in the HInnovation acquisition, which was completed in February 2004. In the same period last year, the company recorded net income of $666,000, or $0.06 per diluted share.

“We are pleased to return to profitability and achieve record revenue for the second quarter of 2004,” said Jay D. Miller, Vital Images president and chief executive officer. “Several factors are driving our growth. First, our software is gaining market share through both direct sales and our distribution partnership with Toshiba Medical Systems Corporation. This quarter, we received several multiple-seat orders, and our installed base now exceeds 1,600 licenses. Additionally, we are seeing orders through our PACS distribution agreement with McKesson Information Solutions, and we realized brisk sales of our CT cardiac and recently released CT vessel probe options. Further, maintenance and services revenue is growing faster than we expected through targeted efforts to our installed base.”

For the six months ended June 30, 2004, revenue increased 10 percent to $15.7 million from $14.3 million for the same period of 2003. Vital Images recorded a net loss of $1.3 million, or $0.11 per share, for the just-completed first half, compared with net income of $1.3 million, or $0.12 per diluted share, for the first six months of 2003. The six-month loss in 2004 includes amortization costs of $490,000 and a write-off of in-process research and development costs of $1.0 million, both non-cash charges, related to the HInnovation acquisition.

Second-quarter 2004 sales through the company’s distribution agreement with Toshiba rose to $3.7 million, or 47 percent of total revenue, compared to $2.6 million, or 35 percent of revenue, in the second quarter of 2003. For the 2004 first half, Toshiba-related sales increased to $9.1 million, or 58 percent of revenue, versus $5.7 million, or 39 percent of revenue, for the first six months of 2003. Under this agreement, Toshiba offers Vital Images’ Vitrea® 2 software to its CT scanner customers through subsidiaries and distributors in the United States and more than 50 countries worldwide.

Miller added, “Vitrea adds distinctive value to Toshiba CT scanners and is one reason Toshiba is building market share. The CT market is solid right now, and we believe it is anticipating the

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Vital Images 2Q Earnings

August 4, 2004

release of Toshiba’s 32- and 64-slice scanners. These next-generation scanners generate a huge quantity of images per exam, making advanced visualization software a practical necessity to read them.”

In the second quarter of 2004, sales from software options, a component of license fees revenue, increased 29 percent over the same period last year and represented 63 percent of Vital Images’ total software revenue. The CT cardiac, CT vessel probe and CT colon options were the leading sellers during the 2004 second quarter. All of these options address the growing interest among physicians and patients for faster, less invasive tools to detect cardiovascular disease and pre-cancerous colon polyps at an early, more treatable stage.

Vital Images recently signed a new license agreement with existing partner E-Z-EM, Inc., the leader in conventional colonoscopy contrast agents and disposables. Since 2001, E-Z-EM has distributed Vital Images’ virtual colonography software visualization product under the name InnerviewGI™, and Vital Images has sold the same product as an option on the company’s Vitrea software. Under the new alliance, E-Z-EM continues to market the InnerviewGI brand to its core customer base and to host educational courses for physicians. E-Z-EM is no longer selling the product, but instead is referring all sales leads to Vital Images, which is rebranding its CT colon option as InnerviewGI. In addition, E-Z-EM will receive a royalty from future sales of InnverviewGI and will continue to share product development costs with Vital Images.

The company believes that virtual colonoscopy is moving closer to being the “gold standard” for colon polyp screening as new CT technology replaces old technology, software continues to evolve, virtual colonoscopy bowel prep improves and physicians gain more training and experience.

Gross margin for the second quarter of 2004 totaled $5.4 million compared with $5.5 million for the second quarter of 2003. The gross margin rate for the 2004 second quarter was 68 percent versus 73 percent in the same quarter last year. As expected, the gross margin rate for the second quarter of 2004 is lower than the same period in the previous year due to the amortization of intangible assets related to the HInnovation acquisition and the cost of third-party products sold by Vital Images, principally the lung visualization module from R2 Technology, Inc.

Total operating expenses for the second quarter of 2004 rose 10 percent over the same period a year ago. Sales and marketing expenses increased 14 percent to $2.8 million in the 2004 second quarter from $2.5 million in the second quarter of 2003. Second-quarter 2004 research and development expenses were $1.5 million, up 12 percent over $1.3 million a year ago.

As of June 30, 2004, Vital Images had cash, cash equivalents and marketable securities totaling $30.0 million versus $28.6 million as of March 31, 2004. During the second quarter of 2004, the company generated positive cash flow of $1.6 million from operations.

New Vitrea Release Includes Fusion7D Software and Softread

In mid-June, Vital Images introduced Vitrea 2, Version 3.5, which includes several advanced performance features. The most significant are the Fusion7D option, a result of Vital Images’ collaboration with Mirada Solutions (a subsidiary of CTI Molecular Imaging), announced in 2003, to integrate fusion software capabilities into Vitrea, and Softread, an enhancement to Vital Images’ existing floating license capability.

Fusion software is particularly helpful in situations where early intervention can prevent disease, including many cancers. Fusion7D lets users combine medical images created in different scanning modalities to form a single image with richer diagnostic information. For example, Fusion7D can fuse images from the same or different modalities such as positron emission tomography (PET), computed tomography (CT) or magnetic resonance (MR); from datasets acquired at different times; or from datasets generated on equipment from different manufacturers.

Vital Images’ floating license feature, introduced in December 2003, allows users to access Vitrea licenses in multiple locations across a network without having to purchase multiple licenses. Softread is a tool that enables users to read and diagnose in the traditional 2D mode for cases that require less advanced visualization, from multiple modalities, and with all the well-known and well-liked usability of Vitrea.

The company began shipping Version 3.5 in July 2004.

Update on Broadening Vitrea Access and Market Opportunities

For many physicians, ready access to advanced visualization and analysis, whenever and wherever needed, is a greater priority than the most advanced features. To meet this market need, Vital Images has two major initiatives under way to broaden access to Vitrea among physicians outside the radiology department and create new opportunities for the company.

First, Vital Images introduced ViTALConnect™, the company’s first Web-enabled product, at the Society for Computer Applications (SCAR) 2004 Annual Meeting in Vancouver in late May. ViTALConnect allows physicians to use PCs or notebook computers to access advanced visualization from a Web-enabled thin client. With ViTALConnect, users can process, analyze, review and distribute multi-dimensional medical images securely over the Internet. A collaboration mode within ViTALConnect lets multiple physicians in different locations confer while interacting with the same images in real time. The company expects to begin shipping ViTALConnect to customers during the third quarter of 2004.

Additionally, Vital Images is building a presence in the PACS (picture archiving and communications systems) market by offering Vitrea through distribution agreements with PACS providers. Vital Images signed its first PACS agreement with McKesson Information Solutions in mid-2003 and is starting to see modest revenue from this partnership. In late May, Vital Images signed an agreement with Sectra, a leading PACS provider based in Sweden, to integrate Vitrea with Sectra PACS solutions. All current and future Sectra PACS customers who purchase Vitrea will have the ability to access Vitrea tools on their Sectra workstations. PACS use is growing, and these systems enable hospitals and clinics to acquire, distribute and archive medical images and diagnostic reports, eliminating the need for film and improving productivity.

Miller noted, “At SCAR, physicians were excited about ViTALConnect. For many radiologists and other physicians, access to advanced visualization via the Web is especially important in a critical situation, as well as an everyday convenience. On the PACS side, our partnership with McKesson has generated numerous leads among PACS users; leads are beginning to turn into sales orders, and we expect solid contributions in the second half.”

2004 Outlook

For the third quarter of 2004, Vital Images anticipates total revenue of $8.5 million to $9.5 million and earnings between breakeven and $0.02 per diluted share. For the full 2004 year, Vital Images continues to expect annual revenue growth of 25 percent to 35 percent over 2003 revenue of $26.9 million. Given the strong performance of the first half of 2004, the company is reducing its estimated net loss for the 2004 year to less than $900,000, or $0.08 per share, which includes more than $2 million in non-cash charges from the HInnovation acquisition. Earlier 2004 guidance was for a net loss of less than $1.2 million, or $0.11 per share. The company anticipates positive cash flow from operations in 2004.

Miller added, “We believe the factors driving growth in the first half of 2004 will fuel results in the second half. Vitrea is gaining market share through both direct sales and our distribution agreement with Toshiba. Our installed base of more than 1,600 licenses is a ready market for new options and expanded maintenance contracts. We are especially enthusiastic about our emerging opportunities in the PACS market and with ViTALConnect, our Web-enabled solution. Both areas broaden physician access to Vitrea, creating new markets for Vital Images.”

Management reiterated that the company expects approximately 5 percent to 10 percent of the company’s 2004 revenue to come from the PACS market through sales by McKesson and sales of ViTALConnect, positioning the company for stronger revenue and profitability growth in 2005.

Conference Call and Webcast

Vital Images will host a live Webcast of its second-quarter earnings conference call today, Wednesday, August 4, at 10:30 a.m. CT. To access this Webcast, go to the investor portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will begin at 12:30 p.m. CT, Wednesday, August 4, 2004.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID# 11001719. The audio replay will be available beginning at 12:30 p.m. CT on Wednesday, August 4, 2004 through 5:00 p.m. CT on Wednesday, August 11, 2004.

About Vitrea 2

Vitrea 2 is the company’s advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data. Vitrea 2 features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003 and its most recent Form 10-Q for the quarter ended March 31, 2004.

Vitrea® is a registered trademark of Vital Images Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
License fees	$5,172	$5,325	$10,713	$9,978
Maintenance and services	2,180	1,384	4,102	3,051
Hardware	635	821	922	1,292
Total revenue	7,987	7,530	15,737	14,321

Cost of revenue:
License fees	984	520	1,988	902
Maintenance and services	1,110	976	2,200	1,909
Hardware	467	538	710	838
Total cost of revenue	2,561	2,034	4,898	3,649

Gross margin	5,426	5,496	10,839	10,672

Operating expenses:
Sales and marketing	2,797	2,454	5,499	4,574
Research and development	1,476	1,313	4,158	2,694
General and administrative	1,074	1,074	2,811	2,100
Total operating expenses	5,347	4,841	12,468	9,368

Operating income (loss)	79	655	(1,629)	1,304
Interest income, net	76	46	141	76

Income (loss) before income taxes	155	701	(1,488)	1,380
Provision (benefit) for income taxes	60	35	(190)	60

Net income (loss)	$95	$666	$(1,298)	$1,320

Net income (loss) per share - basic	$0.01	$0.07	$(0.11)	$0.14

Net income (loss) per share - diluted	$0.01	$0.06	$(0.11)	$0.12

Shares used in per share calculations:
Basic	11,653	9,634	11,496	9,327

Diluted	12,417	11,333	11,496	10,872

Vital Images, Inc.

Balance Sheets

(In thousands)

	June 30, 2004	Dec. 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,691	$30,112
Marketable securities	11,314	4,079
Accounts receivable, net	5,364	4,982
Deferred tax assets	275	275
Prepaid expenses and other current assets	793	672
Total current assets	36,437	40,120
Property and equipment, net	2,891	3,043
Deferred tax assets	8,039	9,500
Licensed technology, net	390	450
Intangible assets, net	6,610	—
Goodwill	6,815	—
Other assets	—	144

TOTAL ASSETS	$61,182	$53,257

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,247	$1,485
Accrued payroll	1,533	1,348
Deferred revenue	7,141	5,055
Accrued royalties	644	556
Other current liabilities	309	285
Total current liabilities	10,874	8,729

Deferred revenue	182	265
Total liabilities	11,056	8,994

Shareholders’ equity:
Common stock	117	111
Additional paid-in capital	63,313	56,109
Accumulated other comprehensive loss	(49)	—
Accumulated deficit	(13,255)	(11,957)
Total shareholders’ equity	50,126	44,263

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$61,182	$53,257

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